Exhibit 5.10

To:	Trinseo Materials Operating S.C.A.

Trinseo Materials Finance, Inc.

1000 Chesterbrook Boulevard, Suite 3000

Berwyn, Pennsylvania 19312

(together the “Issuers”)

5 December 2013

Dear Sirs,

We have acted as Swedish counsel Styron Sverige AB, a Swedish limited liability company with business identity code 556760-4664 (the “Swedish Guarantor”), in connection with its guarantee of up to $1,325,000,000 in aggregate principal amount of your 8.750% Senior Secured Notes due 2019 (the “Exchange Notes”) to be issued in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Issuer’s obligations under the Exchange Notes will be guaranteed (the “Guarantees”) by, among others, the Swedish Guarantor under an Indenture by and among the Issuers, the Guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent (the “Trustee”) pursuant to which the Exchange Notes are issued (the “Indenture”). The Exchange Notes and Guarantees are to be issued in exchange for and in replacement of your outstanding $1,325,000,000 aggregate principal amount of 8.750% Senior Secured Notes due 2019 and the guarantees thereof. This opinion letter is furnished to you at your request.

(a)	For the purposes of giving this opinion we have examined the following documents:

(i)	the Indenture; and

(ii)	the Registration Statement.

(b)	We have further examined:

(i)	the certificate of incorporation (Sw. registreringsbevis) for the Swedish Guarantor issued by the Swedish Companies Registration Office (Sw. Bolagsverket), dated 2 December 2013, showing relevant entries in the Swedish Companies Registry (Sw. bolagsregistret) (the “Certificate of Incorporation”);

(ii)	the articles of association (Sw. bolagsordning) of the Swedish Guarantor adopted on 10 November 2009; and

(iii)	the minutes from the meeting of the board of directors of the Swedish Guarantor dated 9 September 2013 (the “Board Minutes”).

The documents listed above in section (a) are hereinafter referred to as the “Transaction Documents”. The documents listed above in section (b) are hereinafter referred to as the “Corporate Documents”.

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This opinion is based on a review of the documents set out above, and we have made no other review or examination of any other agreements, documents or certificates than those listed above.

1.	Assumptions

In giving the opinion stated herein, we have assumed the following:

(a)	all documents submitted to us as copies and all other documents submitted to us as certified, conformed, fax copies or by e-mail conform to the authentic originals thereof and all originals are genuine and complete;

(b)	all documents submitted to us in draft form will be or have been executed in the form of such drafts;

(c)	all signatures (and the identity of all signatories) are genuine on all documents submitted to us;

(d)	all documents, authorisations, powers and authorities produced to us remain in full force and effect and have not been amended or affected by any subsequent action not disclosed to us;

(e)	there are no provisions or principles of the laws of any jurisdiction, other than Sweden, including, but not limited to any requirements as to consents, authorisations, notices, filings or registrations with respect to the Transaction Documents which would have any implication on the opinion we express;

(f)	there are no other agreements or documents, other than the Transaction Documents, which would have an impact on the opinion we express;

(g)	it is in the commercial interest and for the corporate benefit of the Swedish Guarantor to enter into the Indenture and the Indenture has been entered into on arms’ length commercial terms;

(h)	the Board Minutes are true records of the proceedings described in them in duly convened, constituted and quorate meetings and the relevant resolutions set out in those minutes were validly passed and remain in full force and effect unaltered and have not been exceeded; and

(i)	the Swedish Guarantor was not insolvent at the time of the execution of the Transaction Documents to which it is a party.

2.	Opinion

Based on the foregoing assumptions and subject to the qualifications set out below and any matters not disclosed to us, we are of the opinion that as of the date hereof:

(a)	Status: The Swedish Guarantor is a private limited liability company (Sw. aktiebolag) duly incorporated and validly existing under the laws of Sweden.

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(b)	Power and authority: The Swedish Guarantor has the power and authority to guarantee the Exchange Notes and to enter into and perform the Indenture and has taken all necessary action to authorise the execution, delivery and performance of the Indenture.

3.	Qualifications

This opinion is subject to the following qualifications and reservations:

(a)	we express no opinion as to matters of fact, nor as to questions of law which can be decided only on the basis of matters of fact; and

(b)	we express no opinion as to any law other than the law of Sweden as presently in force and we have assumed that there is nothing in any other law that affects our opinion stated herein; legal concepts expressed or described herein shall be governed by and words and expressions used herein shall be construed in accordance with Swedish law notwithstanding that original Swedish terms and definitions may not always have been used.

This opinion is given on the basis that it will be governed by and construed in accordance with Swedish law.

This opinion letter may be relied on by Reed Smith LLP in connection with its opinion dated the date hereof filed as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We consent to the filing of this opinion with the Commission as Exhibit 5.10 to the Registration Statement. We also consent to the reference of our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We assume no obligation to advise you of any changes in the aforesaid subsequent to, and this opinion speaks only as of, the date hereof.

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Yours faithfully,

Roschier Advokatbyrå AB

Joakim Wedlund	Ludvig Lejon